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                                                                   EXHIBIT 10.15

                                OPTION AGREEMENT
                                  (1733 Ocean)

            THIS OPTION AGREEMENT (this "Agreement") is made on November 11, 2002, by and between Maguire Properties, L.P., a Maryland limited partnership ("Optionee" or the "Operating Partnership"), and Maguire Partners - 1733 Ocean Avenue, LLC, a California limited liability company ("Optionor").

                                    RECITALS

            A. Optionor holds a leasehold interest in that certain real property described in Exhibit A attached hereto (the "Land") pursuant to that certain Ground Lease dated as of October 16, 1987 (as amended, the "Lease") between Carolyn Artis, as trustee under that certain Declaration of Trust dated March 27, 1986 and Florence Gurney, as trustee of the Florence J. Gurney Trust dated March 9, 1982 (collectively, the "Landlord") and Maguire Partners Development, Ltd., a California limited partnership (formerly known as Maguire/Thomas Partners Development, Ltd.), as predecessor-in-interest to Optionor.

            B. The "Property" shall include (i) Optionor's interest in the Lease, (ii) any interest Optionor may have in the Land and the buildings, structures, and other improvements situated on the Land or hereinafter constructed or acquired, (iii) any personal property owned by Optionor, situated on the Land and used by Optionor in connection with the use, operation or maintenance of the Property, and (iv) any intangible property owned by Optionor and used solely in connection with the use, operation or maintenance of the Property.

            C. The Operating Partnership desires to have the right to acquire all of the Property, without becoming obligated to acquire it, under specified terms and conditions. As used herein, "Option" means the option to purchase the Property under this Agreement.

            D. The Operating Partnership desires to acquire the Option as part of a series of transactions (collectively, the "Formation Transactions") relating to the proposed initial public offering (the "Public Offering") of common stock of Maguire Properties, Inc., a Maryland corporation (the "Company"), the general partner of the Operating Partnership.

            E. The Property will be (i) managed by the Operating Partnership or an affiliate (the "Manager") pursuant to a separate property management and leasing agreement between Optionor and the Manager to be executed concurrently with the consummation of the Public Offering (the "Management Agreement"), and
(ii) developed by the Operating Partnership or an affiliate (the "Developer") pursuant to a separate development agreement between Optionor and the Developer to be executed concurrently with the consummation of the Public Offering (the "Development Agreement").

            F. Concurrently with the consummation of the Public Offering, the Company and Robert F. Maguire III ("Maguire") will enter into a Non-Competition Agreement (the "Non-Competition Agreement") through which Maguire will agree to refrain from certain competitive activities subject to the terms and conditions contained therein.


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                                    AGREEMENT

            NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Operating Partnership and Optionor agree as follows:

      1. Grant of Option. Optionor hereby grants to the Operating Partnership an option to acquire all right, title and interest of Optionor in the Property on an "as is" basis (subject to all matters of record) on the terms and conditions set forth herein.

            1.1 Effectiveness of Option. This Agreement and the Option granted hereby shall not be effective until such time as the Public Offering is consummated.

            1.2 Commencement of Option. The Operating Partnership shall have the right to exercise the Option at any time after the consummation of the Public Offering until the expiration of the Option pursuant to Section 1.3.

            1.3 Term of Option. The Option shall expire five (5) years after the consummation of the Public Offering, unless earlier terminated as described in
Section 8 hereof (such term being the "Exercise Period" or the "Option Term").

            1.4 Consents. The consummation of the transactions contemplated by this Agreement are subject to any consents required under the "Lease", the "Existing Financings", and the "New Financings" (each as hereinafter defined), and are subject to the consents to be obtained in connection with the Public Offering and the Formation Transactions.

            1.5 Subordination. The Option granted by this Agreement and the rights of the Operating Partnership hereunder are and shall be subordinate to any Existing Financings and New Financings.

      2. Process for Exercise of Option.

            2.1 Exercise. The Option may be exercised during the Exercise Period by delivery of written notice by the Operating Partnership to Optionor (the "Exercise Notice"), stating that the Option is exercised on the terms set forth in this Agreement. The date upon which the Exercise Notice is received by Optionor shall hereinafter be referred to as the "Exercise Date." If the Option is exercised, the Property shall be conveyed within 90 days of the Exercise Date, subject to the terms of the Acquisition Agreement (as defined in Section 3.1).

            2.2 Inspection. During the term of this Agreement, Optionor agrees to permit the Operating Partnership and its agents to enter upon the Property, subject to the rights of any tenants, at reasonable times to make such surveys, inspections and tests as may reasonably be necessary in connection with its examination of the Property. The Operating Partnership hereby agrees to repair any damage it or its agents may cause to the Property as a result of any such inspections or tests or any other related damage caused by the Operating Partnership or its agents, and further agrees to indemnify, defend and hold Optionor harmless from and against any and all claims, losses, damages and expenses, including reasonable attorneys' fees, suffered by


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the Operating Partnership as a direct result of the Operating Partnership's or the Operating Partnership's agents entry upon or acts upon the Property in connection with any such inspections or tests or any other related damage caused by the Operating Partnership or its agents.

            2.3 Information. Optionor agrees to permit the Operating Partnership and its agents to review all books, records and other documentation reasonably requested by the Operating Partnership with respect to Optionor and the Property, which are in Optionor's possession and control. Optionor will provide (or cause Manager to provide) a report of the status of the Property on a quarterly basis which shall include unaudited financials, the Property's operating history and Optionor's current estimate of historical costs in the Property.

      3. Acquisition Process

            3.1 Acquisition Escrow. Upon exercise of the Option by delivery of either an Exercise Notice or an OP Notice (as defined in Section 4) by the Operating Partnership, Optionor shall open, within five business days after the Exercise Date, an escrow with a title insurance company selected by Optionor and reasonably acceptable to the Operating Partnership at an office of such title insurance company in Los Angeles County and shall notify the Operating Partnership of the number and location of such escrow (the "Acquisition Escrow"). Within 30 days after opening the Acquisition Escrow, the parties shall execute a mutually acceptable acquisition agreement containing terms and conditions customary in similar "as is" transactions and in any case consistent with this Agreement (which acquisition agreement shall provide for the determination of Fair Market Value pursuant to Section 3.3 below) (an "Acquisition Agreement") and shall deliver one executed copy to each of Optionor and the Operating Partnership, and one executed copy to the escrow holder. Optionor and the Operating Partnership shall thereafter additionally execute, acknowledge and deliver any and all other documents reasonably necessary or appropriate to carry out the terms and conditions of the Acquisition Agreement, including a grant deed or an assignment of lease. Optionor and the Operating Partnership shall execute and deposit such additional escrow instructions as shall be reasonably required by the escrow holder to consummate the transactions contemplated herewith; provided, however, that in the event of any conflict between the printed portion of any such additional instructions and the provisions of this Agreement, the provisions of this Agreement shall control.

            3.2 Acquisition Consideration.

            (a) The acquisition consideration to be paid by the Operating Partnership for the Property (the "Acquisition Consideration") pursuant to an exercise of the Option under Section 2.1 shall be the lesser of the "Cost Value" or the "Fair Market Value" (each as defined below) of the Property.

            (i) The "Cost Value" shall be equal to the total of (A) the sum, without duplication, of the total accumulated costs (except to the extent of any liability assumed by the Operating Partnership) of Optionor, Maguire or any affiliate of Maguire as of the Closing Date (as hereinafter defined), directly related to the acquisition (including the acquisition of any


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

                  partnership, membership or other interests), financing (excluding interest paid to Maguire or affiliates of Maguire), leasing, entitlement, operation, maintenance and development of the Property, including, without limitation, development and management fees paid to affiliates of Maguire prior to the consummation of the Public Offering to cover the Property's proportionate share of overhead and costs and all such fees paid to affiliates of the Operating Partnership after the consummation of the Public Offering, property taxes, insurance, predevelopment and entitlement costs and fees, consultants' and attorneys' fees and third party financing costs and fees (including principal to the extent used for the benefit of the Property but without duplication of other costs, and interest, original issue discount, origination fees, points, and any prepayment, assumption or other fees, costs and penalties incurred by Optionor or the Operating Partnership in connection with the assumption or prepayment of Property Indebtedness (as defined in Section 3.2(b)(i), in each case in proportion to the extent the net proceeds of the underlying indebtedness were used for the benefit of the Property), provided Optionor provides evidence of such costs reasonably acceptable to the Operating Partnership to support Optionor's determination of the aggregate of such costs; and
                  (B) an amount equal to an eight percent (8%) per annum return, compounded quarterly, on the sum, without duplication, of (x) the aggregate amount of capital contributed to Optionor, net of actual distributions made by Optionor on account of such capital contributions, and (y) the aggregate principal amount of all advances made to or for the benefit of Optionor by Maguire, any affiliate of Maguire or any other direct or indirect investor in Optionor (if any), net of actual repayments on account of such advances by or on behalf of Optionor, which return shall accrue from the date on which each such capital contribution or advance was made, taking proper account of the amount and timing of each such capital contribution or advance and any amounts distributed or repaid by Optionor on account of each such capital contribution or advance. If at any time Optionor has retained distributable cash in excess of the sum of $1,000,000 (excluding reserves required by lenders or other applicable third parties relating solely to the Property), such cash shall be deemed distributed on account of capital contributed or repaid on account of advances for purposes of this subclause (B), and Optionor shall not be entitled to an eight percent (8%) return on any amounts at any time that were retained by Optionor in excess of $1,000,000 (excluding reserves required by lenders or other applicable third parties relating solely to the Property).

            (ii) The "Fair Market Value" shall mean the fair market sales value of the Property that would be obtained in an arm's length transaction between an informed and willing buyer and an informed and willing seller, under no compulsion, respectively, to buy or sell, and neither of which is related to Optionor or Optionee, as determined using the procedures described in


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                  Section 3.3 below, considering all matters of record except for matters relating to Property Indebtedness.

            (b) Upon the closing under the Acquisition Agreement, the Acquisition Consideration shall be payable by the Operating Partnership first through the assumption of all Property Indebtedness (including the payment of any applicable prepayment, assumption or other fees, costs and penalties) and, if the Operating Partnership so elects, the subsequent repayment thereof, and second, with respect to any remaining unsatisfied portion of the Acquisition Consideration, in the form of "OP Units" (as defined below) in the Operating Partnership. For purposes of this Section 3.2(b), the value of Property Indebtedness assumed by the Operating Partnership shall be the principal amount thereof and any accrued and unpaid interest, plus any related prepayment, assumption and other fees, costs and penalties incurred by the Operating Partnership in connection with the Operating Partnership's assumption or repayment of such Property Indebtedness. The value of OP Units shall be their "Market Value" (as defined below). In lieu of the foregoing, upon the agreement of both the Operating Partnership and Optionor, instead of issuing OP Units as part of the Acquisition Consideration the Operating Partnership may pay all or any portion thereof in cash.

            (i) "Property Indebtedness" means (A) any financings or other arrangements entered into by Optionor (or any affiliate of Optionor) prior to the date hereof relating to the Property as reflected on Schedule 3.2 attached hereto plus any mezzanine or bridge financing and any other financings reflected on the Preliminary Title Report prepared by Commonwealth Title Insurance Company dated August 21, 2002, Order No. 1204866-27 (collectively, the "Existing Financings"), and (B) any financing or other arrangement entered into by Optionor (or any affiliate of Optionor) after the date hereof which relate to the Property, including, without limitation, any mezzanine or bridge financing, or amendments or extensions of the Existing Financings (the "New Financings"), but only to the extent the aggregate of all Existing Financings and New Financings (plus any related prepayment, assumption or other fees, costs and penalties) does not exceed the Acquisition Consideration. Any financings or other arrangements relating to the Property in excess of the amount of the Acquisition Consideration shall be the responsibility of Optionor. Optionor shall provide the Operating Partnership with notice of any known default under any of the Existing Financings and New Financings and shall provide copies of any written default notices Optionor may receive from the lenders of such financings.

            (ii) The term "Market Value" means the average of the daily market price of the common stock of the Company (or any successor thereto) (the "Common Stock") for the ten (10) consecutive trading days immediately preceding the closing of the transactions under the Acquisition Agreement. For purposes of determining Market Value, one (1) OP Unit shall equal one (1) share of Common Stock, subject to any adjustments required under the partnership agreement in effect for the Operating Partnership or to reflect stock splits, reclassifications, dividends in-kind, and the like.


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

            (iii) The term "OP Unit" shall have the meaning set forth in the
                  Amended and Restated Agreement of Limited Partnership of the Operating Partnership (the "Limited Partnership Agreement").

            (c) At the closing of the sale of the Property pursuant to the Acquisition Agreement, all reserves held by or on behalf of Optionor as required by applicable lenders or otherwise shall either be (i) returned to Optionor, or
(ii) transferred to the Operating Partnership in which event a credit shall be applied to increase the Acquisition Consideration by the amount of such transferred reserves.

            (d) In exercising the Option, the Operating Partnership will use reasonable commercial efforts to cooperate with Optionor (and current direct and indirect owners of Optionor) to minimize any taxes, fees or prepayment penalties payable in connection with such exercise or the assumption or repayment of debt relating to the Property; provided that, except as otherwise set forth in this Agreement, such cooperation shall not require the Operating Partnership to unreasonably delay the closing under the Acquisition Agreement or require the Operating Partnership to assume additional liabilities or incur any material amount of out-of-pocket expenses.

            (e) Pursuant to the Limited Partnership Agreement (as defined in
Section 3.2(b)(iii)), the OP Units are exchangeable into shares of the Common Stock. It is currently anticipated that such shares of common stock will be entitled to certain registration rights consistent with the Company's practice at the time such OP Units are issued and subject to any restrictions or agreements affecting such rights to which the Company or the Operating Partnership is bound.

            3.3 Fair Market Value Determination.

            (a) Upon Optionor's receipt of an Exercise Notice, the parties shall attempt in good faith to agree on the Fair Market Value. If the parties are unable to agree on the Fair Market Value within ten (10) days after the Acquisition Escrow is opened, then the Optionor shall deliver to the Operating Partnership a written notice of Optionor's determination (the "Optionor's Notice") of Fair Market Value within twenty (20) days following the expiration of such ten (10) day period. If the Operating Partnership disputes the amount of Fair Market Value set forth in Optionor's Notice, then, within five (5) days after the date of Optionor's Notice, the Operating Partnership shall send Optionor a written notice ("OP Dispute Notice") which disputes the Fair Market Value set forth in Optionor's Notice and demands arbitration pursuant to this
Section 3.3, states the name and address of the person who shall act as arbitrator on the Operating Partnership's behalf (provided such arbitrator meets the requirements set forth below), and acknowledges that the Operating Partnership will be bound by the results of the arbitration regardless of the amount of the determination of Fair Market Value.

            (b) The arbitration shall be conducted in Los Angeles, California in accordance with the then prevailing rules of the American Arbitration Association (or its successor) for the arbitration of commercial disputes, except that the procedures mandated by such rules shall be modified as required by this Section 3.3.


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            (c) Within five (5) business days after receipt of the OP Dispute
Notice, Optionor shall notify the Operating Partnership of the name and address of the person designated by Optionor to act as arbitrator on Optionor's behalf. Each arbitrator must be a board certified Member of the Appraisal Institute of real estate appraisers with at least five (5) years of full-time commercial appraisal experience who is familiar with the fair market value of commercial properties located in the vicinity of the Property.

            (d) The two arbitrators chosen shall determine the Fair Market Value in accordance with the following procedures. Optionor's arbitrator and the Operating Partnership's arbitrator shall confer and attempt to mutually determine the Fair Market Value within twenty-five (25) days after delivery of the OP Dispute Notice. If the two arbitrators are unable to agree upon the Fair Market Value within such twenty-five (25) day period, they shall immediately appoint a third arbitrator possessing the qualifications set forth above. The three arbitrators shall decide the dispute, if it has not been previously resolved, by following the procedures set forth below. Each party shall pay the fees and expenses of its respective arbitrator and both shall share the fees and expenses of the third arbitrator. Each party shall pay its own attorneys' fees and costs of witnesses.

            (e) The three arbitrators shall determine the Fair Market Value in accordance with the following procedures. Each shall state, in writing, his or her determination of the Fair Market Value (the "Proposed Valuation"), supported by the reasons therefor, and shall each make counterpart copies for the other arbitrators. All of the arbitrators shall arrange for a simultaneous exchange of their Proposed Valuations within twenty-five (25) days after appointment of the third arbitrator. The Fair Market Value shall be the arithmetic average of the three Proposed Valuations; provided, however, if any of the Proposed Valuations are more than ten percent (10%) higher or lower than the "Medium Valuation" (as hereinafter defined), then such Proposed Valuations shall be disregarded and the Fair Market Value shall be the arithmetic average of the remaining Proposed Valuations or, in the event two of the Proposed Valuations are disregarded pursuant to this sentence, then the Fair Market Value shall be deemed to be the Medium Valuation. The determination of Fair Market Value pursuant to this
Section 3.3 shall be final and binding upon the parties, without any right of appeal. If any arbitrator fails to submit a Proposed Valuation, the arithmetic average of the Proposed Valuations submitted by the other arbitrators shall be the Fair Market Value. The term "Medium Valuation" shall mean the Proposed Valuation which sets forth a proposed value of the Property between that of the other two Proposed Valuations and which is neither the highest nor the lowest valuation submitted by the arbitrators.

            (f) The arbitrators shall have the right to consult experts and competent authorities for factual information or evidence pertaining to a determination of Fair Market Value. Any arbitrator may review any such information and evidence and question any other arbitrator's experts and authorities. The arbitrators shall render the decision in writing with counterpart copies to each party. The arbitrators shall have no power to modify the provisions of the Acquisition Agreement or this Agreement.

            (g) The Closing Date under the Acquisition Agreement shall be extended to the extent necessary to allow the arbitrators to make a determination of the Fair Market Value as contemplated by this Section 3.3.


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            3.4 Withholding. Optionor shall execute upon the conveyance of the
Property such certificates or affidavits reasonably necessary to document the inapplicability of any federal or state tax withholding provisions, including without limitation those referred to in Section 10.5 below. If Optionor fails to provide such certificates or affidavits, the Operating Partnership may withhold a portion of the Acquisition Consideration as required by the Internal Revenue Code of 1986, as amended (the "Code") or applicable state law.

            3.5 Taxes. If the transactions contemplated by this Agreement and the Acquisition Agreement are consummated, then the following shall apply:

            (a) Acquisition is Treated as Contribution. If the Acquisition Consideration consists in whole or in part of OP Units, the transfer, assignment and exchange contemplated by this Agreement shall constitute a "Capital Contribution" to the Operating Partnership pursuant to Article 4 of the Partnership Agreement and is intended to be governed by Section 721(a) of the Code, and the Operating Partnership and Optionor agree to report this transaction consistent with such treatment.

            (b) Allocation of Acquisition Consideration. The Acquisition Consideration shall be allocated in a manner reasonably agreed upon by the Operating Partnership and Optionor. The Operating Partnership and Optionor agree to (i) be bound by the allocation, (ii) act in accordance with the allocation in the preparation of financial statements and filing of all tax returns and in the course of any tax audit, tax review or tax litigation relating thereto and (iii) take no position and cause their affiliates to take no position inconsistent with the allocation for income tax purposes.

            (c) Cooperation and Tax Disputes. Optionor and the Operating Partnership shall provide each other with such cooperation and information relating to the Property as the parties reasonably may request in (i) filing any tax return, amended tax return or claim for tax refund, (ii) determining any liability for taxes or a right to a tax refund, or (iii) conducting or defending any proceeding in respect of taxes. Any time after the date hereof, the Operating Partnership shall promptly notify Optionor in writing upon receipt by the Operating Partnership or any of its affiliates of notice of (i) any pending or threatened tax audits or assessments with respect to the Property and (ii) any pending or threatened federal, state, local or foreign tax audits or assessments of the Operating Partnership or any of its affiliates, in each case which may affect the liabilities for taxes of Optionor with respect to any tax period ending on or before the date on which the acquisition of the Property occurs (the "Closing Date"). Optionor shall promptly notify the Operating Partnership in writing upon receipt by Optionor of notice of any pending or threatened federal, state, local or foreign tax audits or assessments relating to the income, properties or operations of the Property. Each of the Operating Partnership and Optionor may participate at its own expense in the prosecution of any claim or audit with respect to taxes attributable to any taxable period ending on or before the Closing Date, provided, that Optionor shall have the right to control the conduct of any such audit or proceeding or portion thereof for which Optionor (or its direct or indirect owners, if applicable) has acknowledged liability (except as a partner of the Operating Partnership) for the payment of any additional tax liability, and the Operating Partnership shall have the right to control any other audits and proceedings. Notwithstanding the foregoing, neither the Operating Partnership nor Optionor may settle or otherwise resolve any such claim, suit or proceeding which could have an adverse tax effect on


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the other party or its direct or indirect owners without the consent of the other party, such consent not to be unreasonably withheld. Optionor and the Operating Partnership shall retain all tax returns, schedules and work papers, and all material records and other documents relating thereto, until the expiration of the statute of limitations (and, to the extent notified by any party, any extensions thereof) of the taxable years to which such tax returns and other documents relate and until the final determination of any tax in respect of such years.

            (d) Tax Allocations. With respect to the Property that is directly or indirectly contributed to the Operating Partnership as provided in Section
(a) above, the Operating Partnership and Optionor agree that the Operating Partnership shall use the "traditional method", as described in Regulations
Section 1.704-3(b), to make allocations of taxable income and loss among the partners of the Operating Partnership.

            (e) Transfer Taxes. The Operating Partnership shall pay the cost of all documentary transfer taxes arising from the sale of the Property pursuant to the exercise by the Operating Partnership of the Option.

            (f) Closing Costs and Prorations. All recording fees, escrow fees, and other closing costs (except documentary transfer taxes as provided in Section 3.5(e) above) shall be allocated according to custom and practice based on the location of the Property. All income and expenses of the Property shall be prorated according to custom and practice based on the location of the Property.

            (g) Survivability. This Section 3.5 shall survive the expiration or earlier termination of this Agreement for a period of one year from the date of such expiration or earlier termination.

      4. Right of First Refusal. If Optionor receives an offer from an unaffiliated third party to purchase the entire Property (the "Offer") at any time during the "ROFR Term" (as hereinafter defined), then, subject only to Optionee's right of first refusal contain in this Section 4, Optionor shall have the right to convey the Property to such third party during the term of this Agreement. If Optionor desires to accept the Offer, Optionor shall first give written notice (the "ROFR Notice") thereof to the Operating Partnership (the date the ROFR Notice is received by the Operating Partnership is referred to as the "Notice Date"), which ROFR Notice shall include the proposed purchase price and other material economic terms (collectively, the "Acquisition Terms") of the proposed transfer of the Property. The ROFR Notice shall also include a written statement of Optionor's determination of the Cost Value of the Property. The Operating Partnership shall have 30 days from the Notice Date to give written notice to Optionor (the "OP Notice") of its election to acquire the Property either (i) for the same purchase price and on substantially the same other terms as set forth in the Offer, or (ii) pursuant to the exercise of its Option under
Section 2.1. If the Operating Partnership fails to make such election on a timely basis, the Operating Partnership's rights under this Agreement shall expire and be of no further force or effect; provided, however, that such rights shall be revived and reinstated in favor of the Operating Partnership in the event Optionor has not consummated the transaction on terms which are generally as good or more favorable to Optionor than the Acquisition Terms within 180 days following the Notice Date. The term of the right of first refusal contained in this


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Section 4 shall commence upon the consummation of the Public Offering and shall expire on the date this Agreement terminates pursuant to Section 8 below (the "ROFR Term").

      5. Permitted Activities by Optionor; Property Management, Leasing and Development. Subject to the terms of this Agreement, Optionor has the right to own, entitle, finance, operate, lease, encumber, develop and maintain the Property during the term of this Agreement; provided that during the term of the Management Agreement and the Development Agreement (as applicable), all such activities shall be conducted by or through the Manager and Developer, respectively, in accordance with the Management Agreement and the Development Agreement.

      6. After Acquired Interests. Subject to the terms of this Agreement, Optionor shall have the right to exercise its rights under the Lease, including, without limitation, Optionor's right to purchase the fee interest in the Land and related improvements pursuant to Articles XXIII, XXIV and XXV of the Lease. The term "Property" includes any fee interest in the Land and improvements which Optionor may acquire after the date hereof.

      7. Marketing the Property for Sale. Optionor agrees not to affirmatively market the Property for sale during the Option Term.

      8. Termination of this Agreement. This Agreement shall terminate and be of no further force or effect upon the earlier to occur of (i) the sale, transfer or contribution (directly or indirectly) of all the parcels comprising the Property to any party (including the Operating Partnership) in accordance with this Agreement, (ii) the failure by the Operating Partnership to timely close on the acquisition of the Property after opening the Acquisition Escrow, and (iii) for purposes of Section 4 above only, the later of the expiration of the Option Term and the expiration or earlier termination of the Non-Competition Agreement.

      9. Procedure if Option Terminates.

            9.1 Notice of Termination. If the Option expires or is earlier terminated pursuant to this Agreement, Optionor will provide notice of such expiration or termination to the Operating Partnership (the "Option Termination Notice"). The delivery of the Option Termination Notice shall not be a condition precedent to the effectiveness of such expiration or earlier termination.

            9.2 Verification of Termination. Upon receipt of the Option Termination Notice, the Operating Partnership agrees that, if the Option is terminated, it will execute, acknowledge and deliver to Optionor in recordable form with appropriate authorization for recording, within ten days from request therefore, a quitclaim deed or any other document reasonably requested by Optionor or a title insurance company to verify the termination of the Option.

            9.3 Right to Documents. Upon receipt of the Option Termination Notice, the Operating Partnership shall forthwith deliver (or cause to be delivered) to Optionor and shall be deemed to have assigned to Optionor (without the execution of further documentation or instruments), any governmental applications, permits, maps, plans, specifications and other documents in its possession or that it has made or contracted to be made respecting the Property,

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including without limitation all engineering reports, surveys, soil tests, seismic studies, environmental reports, grading, flood control and drainage plans, design renderings, market analyses, feasibility studies, proposed tentative, parcel and final maps, and all correspondence with governmental agencies and their personnel concerning the same.

            9.4 Survivability. This Section 9 shall survive the expiration or earlier termination of this Agreement.

      10. Representations and Warranties. As of the date hereof, Optionor represents and warrants to Optionee as follows:

            10.1 Organization; Authority. Optionor is duly formed, validly existing and in good standing (to the extent applicable) under the laws of its jurisdiction of formation. Optionor is qualified to do business in the state where the Property is located. Optionor has the legal capacity to enter this Agreement.

            10.2 Due Authorization. This Agreement and each agreement, document and instrument executed and delivered by or on behalf of Optionor pursuant to this Agreement constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of Optionor, each enforceable against Optionor in accordance with its terms.

            10.3 Title to the Property. Optionor represents and warrants that
(a) it holds a leasehold interest in the Property pursuant to the Lease and (b) it has not granted an option or right of first refusal to purchase the Property to any party other than the Operating Partnership.

            10.4 Consents and Approvals. Optionor has full right, authority, power and capacity, and, except as may be obtained in connection with the Public Offering or the Formation Transactions, no consent, waiver, approval or authorization of any governmental entity, lender or other third party is required for Optionor: (i) to enter into this Agreement and each agreement, document and instrument to be executed and delivered by or on behalf of Optionor pursuant to this Agreement; and (ii) except as required by the Lease or any applicable financing agreement, to carry out the transactions contemplated hereby and thereby.

            10.5 Non-Foreign Status. Optionor is a United States person as defined in the Code, and is, therefore, not subject to the provisions of the Code relating to the withholding of sales proceeds to foreign persons, and is not subject to any state withholding requirements.

            10.6 No Brokers. Optionor has not employed or made any agreement with any broker, finder or similar agent or any person or firm which will result in the obligation of the Operating Partnership or any of its affiliates to pay any finder's fee, brokerage fees or commission or similar payment in connection with the transactions contemplated by this Agreement.

            10.7 No Other Agreements to Sell. Except for the Option granted hereby, Optionor has made no agreement and has no obligation (absolute or contingent) to sell or option the Property.

            10.8 Assets. The Property is the sole asset of the Optionor other than cash or cash equivalents. Optionor covenants not to acquire any assets other than those to be made part of or used in connection with the Property.

            10.9 Capital Contributions. All cash contributions and advances made to or for the benefit of Optionor have been used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property. Optionor covenants that all cash contributions and advances made to or for the benefit of Optionor after the date hereof shall be used in connection with the acquisition, entitlement, development, leasing, financing, operation, repair and maintenance of the Property.

            10.10 Indemnity. Optionor shall indemnify, defend and hold harmless the Operating Partnership for all costs and expenses (including reasonable attorneys' fees) incurred by the Operating Partnership as a result of a breach of the representations contained in this Section 10.

      11. Assignment. The Operating Partnership may not assign the Option without Optionor's prior written consent, which consent may be conditioned, withheld or delayed in Optionor's sole and absolute discretion, provided, that the Operating Partnership may assign the Option without Optionor's consent to
(i) the Company, (ii) any direct or indirect controlled affiliate of the Company or the Operating Partnership, or (iii) any entity into which the Operating Partnership has merged or otherwise is the result of a business combination directly involving the Operating Partnership.

      12. Notices; Exercise of the Option. Any notice or demand which must or may be given under this Agreement (including the exercise by the Operating Partnership of the Option) or by law shall, except as otherwise provided, be in writing and shall be deemed to have been given (i) when physically received by personal delivery (which shall include the confirmed receipt of a telecopied facsimile transmission), or (ii) three business days after being deposited in the United States certified or registered mail, return receipt requested, postage prepaid, or (iii) one business day after being deposited with a nationally known commercial courier service providing next day delivery service (such as Federal Express).

            Any such notice shall be addressed and delivered or telecopied (a) in the case of a notice to the Operating Partnership at the following address and facsimile number:

                            Maguire Properties, L.P.
                            555 West Fifth Street
                            Suite 5000
                            Los Angeles, California 90013
                            Phone: (213) 626-3300
                            Facsimile: (213) 533-5100
                            Attn: Robert F. Maguire III
                                  Mark Lammas

and (b), in the case of a notice to Optionor, to the address and facsimile number set forth on the Signature Page hereof.

      13. Dispute Resolution. The parties hereby agree that, in order to obtain prompt and expeditious resolution of any disputes under this Agreement, each claim, dispute or controversy of whatever nature, arising out of, in connection with, or in relation to the interpretation, performance or breach of this Agreement (or any other agreement contemplated by or related to this Agreement or any other agreement between the parties), including without limitation any claim based on contract, tort or statute, or the arbitrability of any claim hereunder (an "Arbitrable Claim"), shall, subject to Section 13.1 below, be settled by final and binding arbitration conducted in Los Angeles, California. The arbitrability of any Arbitrable Claims under this Agreement shall be resolved in accordance with a two-step dispute resolution process administered by Judicial Arbitration & Mediation Services, Inc. ("JAMS") involving, first, mediation before a retired judge from the JAMS panel, followed, if necessary, by final and binding arbitration before the same, or if requested by either party, another JAMS panelist. Such dispute resolution process shall be confidential and shall be conducted in accordance with California Evidence Code Section 1119.

            13.1 Mediation. In the event any Arbitrable Claim is not resolved by an informal negotiation between the parties within fifteen (15) days after either party receives written notice that a Arbitrable Claim exists, the matter shall be referred to the Los Angeles, California office of JAMS, or any other office agreed to by the parties, for an informal, non-binding mediation consisting of one or more conferences between the parties in which a retired judge will seek to guide the parties to a resolution of the Arbitrable Claims. The parties shall select a mutually acceptable neutral arbitrator from among the JAMS panel of mediators. In the event the parties cannot agree on a mediator, the Administrator of JAMS will appoint a mediator. The mediation process shall continue until the earliest to occur of the following: (i) the Arbitrable Claims are resolved, (ii) the mediator makes a finding that there is no possibility of resolution through mediation, or (iii) thirty (30) days have elapsed since the Arbitrable Claim was first scheduled for mediation.

            13.2 Arbitration. Should any Arbitrable Claims remain after the completion of the mediation process described above, the parties agree to submit all remaining Arbitrable Claims to final and binding arbitration administered by JAMS in accordance with the then existing JAMS Arbitration Rules. Neither party nor the arbitrator shall disclose the existence, content, or results of any arbitration hereunder without the prior written consent of all parties. Except as provided herein, the California Arbitration Act shall govern the interpretation, enforcement and all proceedings pursuant to this subparagraph. The arbitrator is without jurisdiction to apply any substantive law other than the laws selected or otherwise expressly provided in this Agreement. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Such award may include reasonable attorneys' fees to the prevailing party. Judgment upon the award may be entered in any court having jurisdiction thereof.

            13.3 Costs. The parties shall bear their respective costs incurred in connection with the procedures described in this Section 13, except that the parties shall equally share the fees and expenses of the mediator or arbitrator and the costs of the facility for the hearing.

            13.4 Survivability. This dispute resolution process contained in this Section 13 shall survive the expiration or earlier termination of this Agreement. The parties expressly acknowledge that by signing this Agreement, they are giving up their respective right to a jury trial.

      14. Miscellaneous.

            14.1 Amendment. This Agreement may not be amended except by an instrument in writing signed by both Optionor and the Operating Partnership.

            14.2 Entire Agreement; Counterparts; Applicable Law. This Agreement (and to the extent applicable, the Non-Competition Agreement, Management Agreement and Development Agreement) (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, (b) may be executed in one or more counterparts, each of which will be deemed an original and all of which shall constitute but one and the same instrument and (c) shall be governed in all respects by the laws of California without giving effect to the conflict of law provisions thereof.

            14.3 Severability. If any provision of this Agreement, or the application thereof, is for any reason held to any extent to be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision and to execute any amendment, consent or agreement deemed necessary or desirable by the Operating Partnership to effect such replacement.

            14.4 Binding Effect. This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, Optionor and the Operating Partnership and their respective successors and permitted assigns.

            14.5 Equitable Remedies. The parties hereto agree that irreparable damage would occur if any provision of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court located in the California (as to which the parties agree to submit to jurisdiction for the purposes of such action), this being in addition to any other remedy to which they are entitled at law or in equity.

            14.6 Recording. Subject to applicable consents required under the Lease or any financing related to the Property, Optionee shall have the right to record a memorandum of this Agreement in the real property records of the county in which the Property is situated. If Optionee records such a memorandum, Optionee covenants and agrees to record the appropriate notice of termination or cancellation upon the expiration or earlier termination of this Agreement.

            14.7 Reliance. Each party to this Agreement acknowledges and agrees that it is not relying on tax advice or other advice from the other party to this Agreement, and that it has or will consult with its own advisors.

            14.8 Survival. Except as otherwise provided in this Agreement, it is the intention of the parties hereto that the provisions of this Agreement that contemplate performance after the Closing Date and the obligations of the parties not fully performed on the Closing Date shall survive the Closing Date and shall not be deemed to be merged into or waived by the instruments executed as of Closing Date.

                            (Signature Page Follows)

                                OPTION AGREEMENT
                                 SIGNATURE PAGE

            IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of this 11th day of November , 2002.

OPTIONOR

MAGUIRE PARTNERS - 1733 OCEAN AVENUE, LLC, a California limited liability company

   By: MP-1733 Ocean Manager I, Inc.,
       a California corporation

       By: /s/ Robert F. Maguire III
           ---------------------------
           Robert F. Maguire III
           Title:


OPTIONOR'S NOTICE ADDRESS

Maguire Partners
555 West Fifth Street
Suite 5000
Los Angeles, California 90013
Phone: (213) 626-3300
Facsimile: (213) 533-5100

OPERATING PARTNERSHIP

Maguire Properties, L.P.,
a Maryland limited partnership

By:  Maguire Properties, Inc.,
     a Maryland corporation
Its: General Partner

     By: /s/ Dallas Lucas
         ------------------------------
         Name: Dallas Lucas
         Title: Chief Financial Officer


                                      S-2